Exhibit 99.1

PRESS RELEASE

Liberty Global Announces $250 Million Increase to
Stock Repurchase Program

Englewood, Colorado — June 16, 2010: Liberty Global, Inc. (“Liberty Global,” “LGI” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced the authorization to increase its stock repurchase program by an additional $250 million, bringing total availability as of June 11, 2010 to approximately $309 million. Year-to-date through June 11, 2010, Liberty Global has repurchased approximately $480 million of its common stock.

Under the program, Liberty Global may acquire from time to time its Series A common stock, Series C common stock, or any combination of Series A and Series C common stock. The stock repurchase program may be effected through open market transactions and/or privately negotiated transactions, which may include derivative transactions. The timing of the repurchase of shares pursuant to the program will depend on a variety of factors, including market conditions. The program may be suspended or discontinued at any time.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the manner, timing and amount of purchases that we may make under the Company’s stock repurchase plan. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including general market conditions and the trading price of Liberty Global Series A common stock and Liberty Global Series C common stock, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission including our most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global, Inc.

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of March 31, 2010, Liberty Global operated state-of-the-art networks serving 18 million customers across 14 countries principally located in Europe, Chile and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
Molly Bruce	+1 303.220.4202	Bert Holtkamp	+31 20.778.9800
K.C. Dolan	+1 303.220.6686